[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

September 10, 2013

Fiduciary/Claymore MLP Opportunity Fund 2455 Corporate West Drive Lisle, Illinois 60532

RE:	Fiduciary/Claymore MLP Opportunity Fund— Registration Statement on Form N-2

 Ladies and Gentlemen:

We have acted as special counsel to Fiduciary/Claymore MLP Opportunity Fund, a statutory trust (the “Trust”) created under the Delaware Statutory Trust Act (the “DSTA”), in connection with the sale by the Trust of up to 3,277,500 shares (the “Shares”) (including 427,500 shares subject to an over-allotment option) (the “Offered Common Shares”) of the Trust’s common shares of beneficial interest, par value $0.01 per share (the “Common Shares”).

This opinion is being furnished in accordance with the requirements of Item 25 of the Form N-2 Registration Statement under the Securities Act of 1933 (the “Securities Act”) and the Investment Company Act of 1940 (the “1940 Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(i)           the notification of registration on Form N-8A (File No. 811-21652) of the Trust filed with the Securities and Exchange Commission (the “Commission”) under the 1940 Act on October 12, 2004;

(ii)           the registration statement on Form N-2 (File Nos. 333-188687 and 811-21652) of the Trust relating to the Shares filed with the Commission on May 17, 2013 under the Securities Act and the 1940 Act, allowing for delayed offerings pursuant to Rule 415 under the General Rules and Regulations under the Securities Act (the “Securities Act Rules and Regulations”), the Notice of Effectiveness of the Commission posted on its website declaring such registration statement effective on June 20, 2013 (such registration statement being hereinafter referred to as the “Registration Statement”), Post-Effective Amendment No. 1 thereto filed with the Commission pursuant to Rule 462(d) of the Securities Act Rules and Regulations, and Post-Effective Amendment No. 2 thereto, as proposed to be filed with the Commission pursuant to Rule 462(d) of the Securities Act Rules and Regulations as of the date hereof (the “Amendment”);

Fiduciary/Claymore MLP Opportunity Fund
September 10, 2013

(iii)           the prospectus and statement of additional information of the Trust relating to the offering of the Shares, each dated June 20, 2013;

(iv)           the preliminary prospectus supplement of the Trust, dated September 9, 2013, relating to the Offered Common Shares;

(v)           an executed copy of the Underwriting Agreement, dated as of September 10, 2013 (the “Underwriting Agreement”), among the Trust, Guggenheim Funds Investment Advisors, LLC, Advisory Research, Inc. and the several underwriters named therein (the “Underwriters”), in the form filed as an exhibit to the Amendment;

(vi)           a copy of the Trust’s Certificate of Trust, dated October 4, 2004, as amended through the date hereof,  certified by the Secretary of State of the State of Delaware;

(vii)           a copy of the Trust’s Agreement and Declaration of Trust, by the Trustees of the Trust, dated as of October 4, 2004, certified by the Secretary of the Trust;

(viii)           a copy of the Trust’s Fourth Amended and Restated By-Laws, as amended and in effect on the date hereof, certified by the Secretary of the Trust; and

(ix)           copies of certain resolutions of the Board of Trustees of the Trust adopted on May 14, 2013 and August 21, 2013, and copies of certain resolutions of a special committee of the Board of Trustees of the Trust adopted on September 9, 2013 and September 10, 2013, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Trust and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others and of public officials.

In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Fiduciary/Claymore MLP Opportunity Fund
September 10, 2013

We do not express any opinion as to any laws other than the DSTA.

Based upon and subject to the foregoing, we are of the opinion that the Offered Common Shares have been duly authorized by all requisite statutory trust action on the part of the Trust under the DSTA and, when duly entered into the share record books of the Trust and delivered to and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable (except as provided in the last sentence of Section 3.8 of the Declaration).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the captions “Legal Matters” and “General Information—Counsel and Independent Registered Public Accounting Firm” in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP